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                                                                     EXHIBIT 4.3


                                SECOND AMENDMENT
                                       TO
              FIRST AMENDED, RESTATED, AND COMBINED LOAN AGREEMENT
                     BY AND BETWEEN CARRIZO OIL & GAS, INC.
                                AND COMPASS BANK



         This Second Amendment to the Loan Agreement (this "Second Amendment") by and between CARRIZO OIL & GAS, INC., a Texas corporation (the "Borrower"), and COMPASS BANK, a Texas chartered bank (the "Bank"), is entered into on this 30th day of December 1997, and shall be effective as of that date for all purposes.

                              W I T N E S S E T H:

         Borrower and Bank entered into a First Amended, Restated, and Amended Loan Agreement dated August 28, 1997, and a First Amendment thereto dated December 23, 1997 (collectively, the "Loan Agreement"). Capitalized terms used, but not defined, herein shall have the meanings prescribed therefor in the Loan Agreement.

         Borrower has requested that Bank provide a term loan to Borrower in the amount of $3,000,000.00, and Bank has agreed to do so according to the terms set forth herein, which shall be incorporated into the Loan Agreement.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Borrower and Bank, and each intending to be legally bound hereby, the parties agree as follows:

         I. Specific Amendments to Loan Agreement.

         Article I is hereby amended by adding the following definitions thereto:

                  "Floating Rate" means: (a) with respect to the Revolving Loan evidenced by the Note, the Index Rate in effect from time, and (b) with respect to the Term Loan evidenced by the Term Note, the Index Rate in effect from time to time plus two percent (2.00%).

                  "Notes" means, collectively, the Note and the Term Note, and any extension, renewal, rearrangement of, or substitute for either of such Notes. All references to the defined term, "Note", if throughout this Agreement, as it existed prior to the Second Amendment, shall be construed to refer to both of the Notes, with the exception of the references to the term, "Note," in the definitions of Floating Rate, Loan Excess, and Note, and in Sections 2.01 through 2.03, 2.08, 2.09, 3.01, 3.04 and Exhibit "B," all of which shall remain singular and shall be construed to refer to the Note evidencing the Revolving Loan.


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                  "Preferred Stock Closing" means the closing of the ECT
         Transaction, as defined in the First amendment.

                  "Revolving Loan (s)" means the Loan (s) made pursuant to
         Section 2.01 hereof.

                  "Second Amendment" means the Second Amendment to this Agreement executed by Borrower and Bank on December 30, 1997.

                  "Term Loan" means that certain $3,000,000.00 term loan made or to be made by Bank to Borrower pursuant to Section 2.18 hereof.

                  "Term Loan Maturity Date" means April 23, 1998, or the date of Borrower's Preferred Stock Closing.

                  "Term Note" means the promissory note in the original face amount of $3,000,000.00 dated December 30, 1997, made by Borrower payable to the order of Bank, in substantially the form attached to the Second Amendment as Exhibit "A," together with all deferrals, renewals, extensions, amendments, modifications or rearrangements thereof, which promissory note shall evidence the advances to Borrower by Bank pursuant to Section 2.18 hereof.

         Article II is hereby amended to add the following sections:

                  2.18 Term Loan. Subject to the terms and conditions and relying on the representations and warranties contained in this Agreement, Bank agrees to make the Term Loan to Borrower in a single advance on or after December 30, 1997.

                  2.19 The Term Note. The obligation of Borrower to repay the Term Loan shall be evidenced by the Term Note.

                  2.20 Repayment of Term Loan. Interest on the Term Note, calculated as aforesaid in Section 2.04, shall be repaid by Borrower in monthly installments on the first day of each month following the advance from Bank to Borrower pursuant to Section 2. 18, through and including the Term Loan Maturity Date, when the entire unpaid balance of the Term Note, inclusive of principal and interest, shall be paid in full.

                  2.21 Voluntary Prepayment of the Term Note. Borrower shall have the right and option to prepay, at any time subject to the contemporaneous payment of the prepayment fee prescribed below, the entire balance outstanding on the Term Note, together with all accrued, unpaid interest. No partial prepayments shall be permitted. If Borrower prepays the indebtedness evidenced by the Term Note prior to the Term Loan Maturity Date, then as consideration for and as a condition to such prepayment privilege, Borrower shall simultaneously pay Bank a fee in the amount of $30,000.00.


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         Article III is hereby amended to add the following Section 3.17.

                  3.1.7 Conditions Precedent in Connection With the Second Amendment. The obligation of Bank to make the Term Loan referred to in
         Section 2.18 of this Agreement is subject to satisfaction of the following conditions precedent:

                  (a) Receipt of Term Note, Second Amendment and Certificate of Compliance. Bank shall have received the Term Note, multiple counterparts of the Second Amendment, as requested by Bank, and the Certificate of Compliance duly executed by an authorized officer for Borrower.

                  (b) Receipt of Certified Copy of Corporate Proceedings and Certificate of Incumbency. Bank shall have received from Borrower copies of the resolutions of its board of directors authorizing the transactions set forth in the Second Amendment and the execution of the Second Amendment and the Term Note, such copy or copies to be certified by the secretary or an assistant secretary as being true and correct and in full force and effect as of the date of such certificate. In addition, Bank shall have received from Borrower a certificate of incumbency signed by the secretary or an assistant secretary setting forth (a) the names of the officers executing the Second Amendment and the Term Note (b) the office (s) to which such Persons have been elected and in which they presently serve and (c) an original specimen signature of each such person.

                  (c) Accuracy of Representations and Warranties and No Event of Default. The representations and warranties contained in Article IV of this Agreement shall be true and correct in all material respects on the date of the making of such Term Loan with the same effect as though such representations and warranties had been made on such date; and no Event of Default shall have occurred and be continuing or will have occurred at the completion of the making of such Loan.

                  (d) Legal Matters Satisfactory to Special Counsel to Bank. All legal matters incident to the consummation of the transactions contemplated by the Second Amendment shall be satisfactory to the firm of Hutcheson & Grundy, L.L.P., special counsel for Bank.

                  (e) No Material Adverse Change. No material adverse change shall have occurred since the date of this Agreement in the condition, financial or otherwise, of Borrower.

                  (f) Facility Fee. Bank shall have received the balance of the Facility Fee in the amount of $20,000.00 ($7,000.00 of which has previously been paid) as provided in that commitment letter attached to the Summary of Terms and Conditions between Bank and Borrower dated December 24, 1997.


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         Section 5.01 is hereby amended in its entirety as follows:

                  5.01 Use of Funds. Use the proceeds advanced under the Revolving Loan to acquire Oil and Gas Properties, conduct developmental drilling, and use as working capital for other ordinary business activities of Borrower, and use the proceeds advanced under the Term Loan to fund the cost of three dimensional seismic data programs, acquire Oil and Gas Properties, and conduct developmental drilling, and furnish Bank such evidence as it may reasonably require with respect to such uses.

         II. Reaffirmation of Representations and Warranties. To induce Bank to enter into this Second Amendment, Borrower hereby reaffirms, as of the date hereof, its representations and warranties contained in Article IV of the Loan Agreement and in all other documents executed pursuant thereto, and additionally represents and warrants as follows:

                  A. The execution and delivery of this Second Amendment and the performance by Borrower of its obligations under this Second Amendment are within Borrower's power, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the charter or by-laws of Borrower or of any agreement binding upon Borrower.

                  B. The Loan Agreement as amended by this Second Amendment, represents the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

                  C. No Event of Default or Unmatured Event of Default has occurred and is continuing as of the date hereof.

         III. Defined Terms. Except as amended hereby, terms used herein that are defined in the Loan Agreement shall have the same meanings herein.

         IV. Reaffirmation of Loan Agreement. This Second Amendment shall be deemed to be an amendment to the Loan Agreement, and the Loan Agreement, as further amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Loan Agreement herein and in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Loan Agreement as amended hereby.

         V. Entire Agreement. The Loan Agreement, as hereby further amended, embodies the entire agreement between Borrower and Bank and supersedes all prior proposals, agreements and understandings relating to the subject matter hereof. Borrower certifies that it is relying on no representation, warranty, covenant or agreement except for those set forth in the Loan Agreement


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as hereby further amended and the other documents previously executed or executed of even date herewith.

         VI. Governing Law. THIS SECOND AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. This Second Amendment has been entered into in Harris County, Texas, and it shall be performable for all purposes in Harris County, Texas. Courts within the State of Texas shall have jurisdiction over any and all disputes between Borrower and Bank, whether in law or equity, including, but not limited to, any and all disputes arising out of or relating to this Second Amendment or any other Loan Document; and venue in any such dispute whether in federal or state court shall be laid in Harris County, Texas.

         VII. Severability. Whenever possible each provision of this Second Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Second Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Second Amendment.

         VIII. Execution in Counterparts. Each party hereto acknowledges that this Agreement may be executed in several counterparts by each party at different times and in different locations; that each separate counterpart bearing the signature of any party may be effectively delivered to the other parties by the delivery of an electronic facsimile sent via telecopier; that each party so delivering any such counterpart shall be bound by its facsimile signature thereon; and that the signature pages from counterparts signed by each party may be collated into one or more copies of this agreement, which shall constitute one and the same agreement among all parties hereto.

         IX. Section Captions. Section captions used in this Second Amendment are for convenience of reference only, and shall not affect the construction of this Second Amendment.

         X. Successors and Assigns. This Second Amendment shall be binding upon Borrower and Bank and their respective successors and assigns, and shall inure to the benefit of Borrower and Bank, and the respective successors and assigns of Bank.

         XI. Non-Application of Chapter 15 of Texas Credit Codes. The provisions of Chapter 15 of the Texas Credit Code (Vernon's Texas Civil Statutes, Article 5069-15) are specifically declared by the parties hereto not to be applicable to the Loan Agreement as hereby further amended or any of the other Loan Documents or to the transactions contemplated hereby.

         XII. Notice. THIS SECOND AMENDMENT TOGETHER WITH THE LOAN AGREEMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS


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OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE
PARTIES.

         IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the day and year first above written.


BANK                                         BORROWER

COMPASS BANK                                 CARRIZO OIL & GAS, INC.


By:  /s/  Kathleen J. Bowen                  By:  /s/ Frank A. Wojtek
   -----------------------------                -----------------------------
         Kathleen J. Bowen                           Frank A. Wojtek
         Vice President                              Vice President


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                                   EXHIBIT "A"
                                      NOTE


$3,000,000.00                    Houston, Texas                December 30, 1997

         On the dates hereinafter prescribed, for value received, CARRIZO OIL & GAS, INC., a Texas corporation (the "Borrower"), having an address at 14811 St. Mary's Lane, Suite 148, Houston, Texas 77079, promises to pay to the order of COMPASS BANK (herein called "Bank"), at its principal offices at 24 Greenway Plaza, Fourteenth Floor, 'Houston, Harris County, Texas 77046, (i) the principal amount of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00), and (ii) interest on the principal balance remaining unpaid from the date of the advance until maturity at a rate of interest equal to lesser of (a) the "Floating Rate" (as hereinafter defined), calculated on the basis of a year of 365 or 366 days, as the case may be, and for the actual number of days elapsed (including the first day but excluding the last day), or (b) the Maximum Rate (as hereinafter defined). Any increase or decrease in interest rate resulting from a change in the Maximum Rate shall be effective immediately when such change becomes effective, without notice to Borrower, unless Applicable Law (as defined below) requires that such increase or decrease not be effective until a later time, in which event such increase or decrease shall be effective at the earliest time permitted under the provisions of such law.

         Notwithstanding the foregoing, if during any period the Floating Rate exceeds the Maximum Rate, the rate of interest in effect on this Note shall be limited to the Maximum Rate during each such period, but at all times thereafter the rate of interest in effect on this Note shall be the Maximum Rate until the total amount of interest accrued on this Note equals the total amount of interest which would have accrued hereon if the Floating Rate had at all times been in effect.

         All payments on this Note shall be applied first to accrued interest and the balance, if any, to principal.

         "Floating Rate" means a per annum interest rate equal to the Index Rate (as defined below) in effect from time to time plus two percent (2.0%), provided that at such time no Event of Default or Unmatured Event of Default (as defined in the First Amended, Restated and Combined Loan Agreement dated August 28, 1997, between Borrower and Bank (the "Loan Agreement")) has occurred and is continuing; then thereafter, "Floating Rate" shall mean a per annum interest rate equal to the Index Rate in effect from time to time plus five percent (5%).

         "Index Rate" means at any time, the prime rate established in The Wall Street Journal's "Money Rates" or similar table. If multiple prime rates are quoted in the table, then the highest prime rate will be the Index Rate. In the event that the prime rate is no longer published by The Wall Street Journal in the "Money Rates" or similar table, then Bank may select an alternative published index based upon comparable information as a substitute Index Rate. Upon the selection of a substitute Index Rate, the applicable interest rate shall thereafter vary in relation to the substitute


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index. Such substitute index shall be the same index that is generally used as a substitute by Bank on all Index Rate loans. The Index Rate is eight and one-half percent (8.50%) as of the date of this Agreement.

         "Maximum Rate" means the Maximum Rate of non-usurious interest permitted from day to day by applicable law, including as to Article 5069-1.04, Vernon's Texas Revised Civil Statutes Annotated (and as the same may be incorporated by reference in other Texas statutes), but otherwise without limitation, that rate based upon the "indicated weekly rate ceiling."

         "Applicable Law" means that law in effect from time to time and applicable to this Note which lawfully permits the charging and collection of the highest permissible lawful, non-usurious rate of interest on this Note, including laws of the State of Texas and laws of the United States of America. It is intended that Article 1.04, Title 79, Revised Civil Statutes of Texas, 1927, as amended (Article 5069-1.04, as amended, Vernon's Texas Civil Statutes) shall be included in the laws of the State of Texas in determining Applicable Law; and for the purpose of applying said Article 1.04 to this Note, the interest ceiling applicable to this Note under said Article 1.04 shall be the indicated weekly rate ceiling from time to time in effect. Borrower and Bank hereby agree that Chapter 15 of Subtitle 3, Title 79, Revised Civil Statutes of Texas, 1925, as amended, shall not apply to this Note or the loan transaction evidenced by, and referenced in, the Loan Agreement in any manner, including without limitation, to any account or arrangement evidenced or created by, or provided for in, this Note.

         "Business Day"' shall mean any day on which banks are open for general banking business in the State of Texas, other than a Saturday, a Sunday, a legal holiday or any other day on which banks in the State of Texas are required or authorized by law or executive order to close.

         The principal sum of this Note shall be due and payable on or before the earlier of: (a) the Term Loan Maturity Date, as prescribed in the Loan Agreement, (b) Borrower's Preferred Stock Closing, as defined in the Loan Agreement, or (c) Borrower's payment in full of the revolving indebtedness evidenced by the Note dated August 28, 1997, executed pursuant to the Loan Agreement; interest to accrue upon the principal sum from time to time owing and unpaid hereunder shall be due and payable in monthly installments, as it accrues, with the first such monthly installment of interest hereon being due and payable on the first day of February 1998, and with such subsequent installments of interest being due and payable on the first day of each succeeding month thereafter; provided, however, the final installment of interest hereunder shall be due and payable not later than the maturity of the principal sum hereof, howsoever such maturity may be brought about.

         When the first (1st) day of a calendar month falls upon a Saturday, Sunday or legal holiday, the payment of interest and principal, if any, due upon such date shall be due and payable upon the next succeeding Business Day.


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         In no event shall the aggregate of the interest on this Note, plus any other amounts paid in connection with the loan evidenced by this Note which would under Applicable Law be deemed "interest," ever exceed the maximum amount of interest which, under Applicable Law, could be lawfully charged on this Note. Bank and Borrower specifically intend and agree to limit contractually the interest payable on this Note to not more than an amount determined at the Maximum Rate. Therefore, none of the terms of this Note or any other instruments pertaining to or securing this Note shall ever be construed to create a contract to pay interest at a rate in excess of the Maximum Rate, and neither Borrower nor any other party liable herefor shall ever be liable for interest in excess of that determined at the Maximum Rate, and the provisions of this paragraph shall control over all provisions of this Note or of any other instruments pertaining to or securing this Note. If any amount of interest taken or received by Bank shall be in excess of the maximum amount of interest which, under Applicable Law, could lawfully have been collected on this Note, then the excess shall be deemed to have been the result of a mathematical error by the parties hereto and shall be refunded promptly to Borrower. All amounts paid or agreed to be paid in connection with the indebtedness evidenced by this Note which would under Applicable Law be deemed "Interest" shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full term of this Note.

         This Note is secured by all security agreements, collateral assignments, mortgages and lien instruments executed by Borrower (or by any other party) in favor of Bank, including those executed simultaneously herewith, those executed heretofore and those hereafter executed, and including specifically and without limitation the "Security Instruments" described and defined in the Loan Agreement.

         This Note is issued pursuant to the Loan Agreement. Reference is hereby made to the Loan Agreement for a statement of the rights and obligations of the holder of this Note and the duties and obligations of Borrower in relation thereto; but neither this reference to the Loan Agreement nor any provisions thereof shall affect or impair the absolute and unconditional obligation of Borrower to pay any outstanding and unpaid principal of and interest on this Note when due, in accordance with the terms of the Loan Agreement.

         In the event of default in the payment when due of any of the principal of or any interest on this Note, or in the event of default under the terms of the Loan Agreement or any of the Security Instruments, or if any event occurs or condition exists which authorizes the acceleration of the maturity of this Note under any agreement made by Borrower, Bank (or other holder of this Note) may, at its option, without presentment or demand or any notice to Borrower or any other person liable herefor, declare the unpaid principal balance of and accrued interest on this Note to be immediately due and payable.

         If this Note is collected by suit or through the Probate or Bankruptcy Court, or any judicial proceeding, or if this Note is not paid at maturity, however such maturity may be brought about, and is placed in the hands of an attorney for collection, then Borrower agrees to pay reasonable attorneys'


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fees, not to exceed 10% of the full amount of principal and interest owing hereon at the time this Note is placed in the hands of an attorney.

         Borrower and all sureties, endorsers and guarantors of this Note, including, but not limited to, Guarantor, waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity, and all other notices, filing of suit and diligence in collecting this Note or enforcing any of the security herefor, and agree to any substitution, exchange or release of any such security or the release of any party primarily or secondarily liable hereon and further agrees that it will not be necessary for Bank, in order to enforce payment of this Note by them, to first institute suit or exhaust its remedies against any Borrower or others liable herefor, or to enforce its rights against any security herefor, and consent to any one or more extensions or postponements of time of payment of this Note on any terms or any other indulgences with respect hereto, without notice thereof to any of them. Bank may transfer this Note, and the rights and privileges of Bank under this Note shall inure to the benefit of Bank's representatives, successors or assigns.

         Executed this 30th day of December 1997.

                                                  CARRIZO OIL & GAS, INC.


                                                  By:  /s/ Frank A. Wojtek
                                                     ---------------------------
                                                          Frank A. Wojtek
                                                          Vice President


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